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                                                                   EXHIBIT 12.1


                           SYNTHETIC INDUSTRIES, INC.

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)
                                  (Unaudited)

                                                                                         Six Months          Three Months
                                                                                           Ended                Ended
                                          Fiscal Year Ended September 30,                March 31,            March 31,
                                  -----------------------------------------------     ---------------      ---------------
                                   1992       1993      1994      1995      1996       1996     1997        1996     1997
Income (loss) from continuing
  operations before provision
  for income taxes and
  extraordinary item              $ 8,155   $ 8,134   $20,020   $ 5,436   $15,002    $(2,647)  $ 5,564    $  (150)  $ 3,803

Fixed Charges, excluding
  capitalized interest             20,687    23,234    22,311    24,495    24,942     12,463    11,828      6,256     5,901
                                  -----------------------------------------------    -----------------    -----------------
Earnings                          $28,842   $31,368   $42,331   $29,931   $39,944    $ 9,816   $17,392    $ 6,106   $ 9,704
                                  ===============================================    =================    =================
Fixed Charges:
  Rent expense                    $ 3,558   $ 4,340   $ 4,684   $ 3,731   $ 4,499    $ 2,176   $ 2,142    $ 1,113   $ 1,119

  One-third of rent expense,
  representative of the interest
  factor                            1,186     1,447     1,561     1,244     1,500        725       714        371       373

  Amortization of deferred
  debt costs                        1,636       933       739       737       669        348       339        175       163

  Capitalized interest                315       283       729       255       392        -         -          -         -

  Interest expense                 17,865    20,854    20,011    22,514    22,773     11,390    10,775      5,710     5,365
                                  -----------------------------------------------    -----------------    -----------------
Fixed charges                     $21,002   $23,517   $23,040   $24,750   $25,334    $12,463   $11,828    $ 6,256   $ 5,901
                                  ===============================================    =================    =================
Ratio of earnings to fixed
  charges                            1.37x     1.33x     1.84x     1.21x     1.50x      0.79      1.47       0.98      1.64

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(1) Earnings were inadequate to cover fixed charges by $2,497 for the three months ended December 31, 1995.





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